June 29, 2005

Axeda Systems Inc.
21 Oxford Road
Mansfield, MA 02048
Attention:	Bruce J. Ryan
Board of Directors

Dear Mr. Ryan:

We are pleased to express our interest in acquiring substantially all of the assets of Axeda Systems Inc. and its subsidiaries (collectively “Seller”) used in Seller’s device relationship management (or DRM) business (the “Business”) through a new company (“Buyer”) to be formed and financed by JMI Equity Fund V, L.P. and its affiliates (“JMI”). The following is an outline of the basic terms and conditions on which Buyer would be willing to acquire the assets of the Business (the “Proposed Transaction”):

1.    Acquisition of Assets; Assumption of Liabilities

A copy of Seller’s consolidated balance sheet as of May 31, 2005 that identifies Seller’s assets and liabilities as of that date, but not necessarily as of the date of closing of Seller’s acquisition of the Business, that relate to the Business and Seller’s other businesses appears as Exhibit A to this letter (the “Seller Balance Sheet”). Buyer would acquire substantially all of the assets of Seller used in the Business on the closing date of such acquisition (collectively, the “Assets”), including computer software programs and related documentation, intellectual property rights (including patents, copyrights, trademarks and trade secrets), contract rights, customer lists, accounts receivable, equipment and the goodwill associated with the Business, including all the assets listed under the heading “DRM Buyer”on the Seller Balance Sheet then owned by Seller. The proposed Purchase Price contemplates that Buyer would assume only those liabilities of Seller listed under the heading “DRM Buyer”on the Seller Balance Sheet (to the extent that the same shall exist on the closing date of Buyer’s acquisition of the Business); provided, however, that Buyer would only assume the accrued expenses for royalties only if the related license agreement were successfully assigned to Buyer by Seller. The specific assets to be purchased, and liabilities to be assumed, will be determined after completion of Buyer’s diligence review of the Business and prior to entering into the Definitive Documents (as defined below).

2.    Purchase Price

The total purchase price for the Assets would be $7 million (the “Purchase Price”). The Purchase Price would be paid in cash or, if Buyer has made any Bridge Loans (as defined below), by surrendering the instruments representing the Bridge Loans for credit equal to the principal and accrued interest (if any) due on those Bridge Loans.

3.    Employment Arrangements

Buyer anticipates offering employment with Buyer in connection with closing the Proposed Transaction to specified employees of Seller who are employed in the Business at the time of the closing, including certain members currently engaged in the management of the Business. Notwithstanding the foregoing, Buyer in its sole discretion may choose to not offer employment to any such employees and Buyer shall not responsible for any severance obligations related thereto. As a condition to closing, Seller shall agree not to solicit or hire any employee who accepts employment with Buyer. Post-closing, Buyer shall endeavor to put an attractive incentive program in place for management.

Axeda Systems Inc.
June 29, 2005

Buyer and Seller would work with the key managers of the Business to have them waive any rights they may have to severance payments from Seller, or to have Buyer assume those severance payment obligations under equitable arrangements determined by Buyer, in either case upon completion of the Proposed Transaction.

4.    Definitive Documents

Promptly following Seller’s execution of this letter of intent: (i) Buyer will begin its due diligence investigation of Seller, the Business and the Assets; and (ii) Buyer and Seller, together with their authorized representatives, will begin negotiating in good faith a definitive acquisition agreement and related agreements (the “Definitive Documents”).

The Definitive Documents will contain terms consistent with this letter of intent (unless otherwise agreed upon between Buyer and Seller), together with customary representations, warranties, covenants, indemnities, releases, conditions, and agreements of Seller. Buyer’s obligation to enter into the Definitive Documents is subject to Buyer being satisfied in its sole discretion with the results of its due diligence investigations, and Seller obtaining and delivering to Buyer (i) all consents from Laurus Master Fund, Ltd., Special Situations Private Equity Fund, L.P. and their affiliates and associates necessary for Seller to enter into and perform the Definitive Documents, consummate the Proposed Transaction and permit the Bridge Loans to be made and (ii) all other third party consents necessary for Seller to enter into the Definitive Documents and permit the Bridge Loans to be made. The initial drafts of the Definitive Documents will be prepared by Buyer.

Buyer’s obligation to consummate the Proposed Transaction at closing would be subject to customary conditions and would include the following:

(a)    Seller obtaining and delivering to Buyer all governmental and third party consents necessary to complete the Proposed Transaction, assign the assumed contracts and to enable Buyer to continue the operation of the Business following the closing;

(b)   the absence of any material adverse change in the Assets, the Business, or the results of operations, financial condition or prospects of the Business, or in any law or regulation which could materially adversely affect the Business; and

(c)   Seller obtaining and delivering to Buyer releases from third parties who have claims or liens against any of the Assets.

5.    Closing Matters

JMI desires to complete the Proposed Transaction as soon as possible. JMI is willing to proceed with the goal of entering into the Definitive Documents by July 31, 2005 and closing the Proposed Transaction as soon thereafter as possible. If, however, consummation of the Proposed Transaction requires the prior approval of Seller’s stockholders or would otherwise be delayed:

(a)   As a condition to Buyer entering into the Definitive Documents, Seller’s directors and officers (other than members of Seller’s independent committee of directors shall enter into an agreement with Buyer pursuant to which those holders would agree, for so long as the Definitive Documents remain in effect, to vote all of Seller’s outstanding voting securities beneficially owned by them (i) in favor of the Proposed Transaction and any other matters related thereto, and (ii) against any competing transaction or corporate action.

Axeda Systems Inc.
June 29, 2005

(b)    During the 45 day period commencing on the date of acceptance of this letter of intent by Seller (as designated on its signature block below), Seller will not (and it will assure that its officers, directors, employees, agents, representatives, financial advisors, attorneys and affiliates do not) take any action to (i) directly or indirectly through any other party solicit or encourage any proposal relating to the acquisition of the Business, or other transaction which would make consummation of the Proposed Transaction reasonably unlikely to occur (any such transaction, an “Alternative Transaction”), (ii) directly or indirectly through any other party engage in any negotiations with or provide any information to any person or entity (other than Buyer and its representatives) with respect to an Alternative Transaction, or (iii) dispose of any assets pertaining to the Business other than in the ordinary course of business consistent with past practice; provided that, if, after the date hereof and before the date 14 days after the first public announcement of the Proposed Transaction (but in no event after obtaining the approval of Seller’s stockholders of the Proposed Transaction), Seller’s board of directors receives an unsolicited, bona fide written proposal relating to an Alternative Transaction (a “Takeover Proposal”) in circumstances not involving a breach of this letter of intent, the Definitive Documents (if any are entered into) or any standstill or similar agreement, and Seller’s board of directors reasonably determines in good faith that such Takeover Proposal constitutes a Superior Proposal and with respect to which Seller’s board of directors determines in good faith, after considering applicable provisions of state law and after consulting with and receiving the advice of outside counsel, that the taking of such action is necessary for Seller’s board of directors to comply with its fiduciary duties to Seller’s stockholders under the Delaware General Corporation Law, then Seller may, at any time prior to the date 14 days after the first public announcement of the Proposed Transaction (but in no event after obtaining the approval of Seller’s stockholders of the Proposed Transaction) and after providing Buyer not less than 48 hours written notice of its intention to take such actions, (A) furnish information with respect to Seller to the person making such Takeover Proposal, but only after such person enters into a customary confidentiality agreement with Seller (which confidentiality agreement must be no less favorable to Seller (i.e., no less restrictive with respect to the conduct of such person) than the Confidentiality Agreement between Seller and JMI), provided that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with Seller, and (B) participate in discussions and negotiations with such person regarding such Takeover Proposal. A “Superior Proposal” shall be a bona fide written offer obtained not in breach of this letter of intent, the Definitive Documents (if any are entered into) or any standstill or similar agreement to acquire, directly or indirectly, all or substantially all the assets of the Business or to enter into an Alternative Transaction made by a third party which is not subject to a financing contingency and which is otherwise on terms and conditions that the Seller’s board of directors determines in its good faith and reasonable judgment (after consultation with its financial advisor) to be more favorable to the Company’s stockholders from a financial point of view than the Proposed Transaction, taking into account at the time of determination any changes to the terms of the Proposed Transaction that as of that time had been proposed by Buyer and the ability of the third party making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

Axeda Systems Inc.
June 29, 2005

During such 45-day period, Seller agrees to promptly notify Buyer of the receipt of any proposal or expression of interest relating to an Alternative Transaction and any determination made by the Seller board that it has received a Superior Proposal, describing in each case the identity of the person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Buyer fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests. Seller shall not (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Buyer, the recommendation of Seller’s board of directors in favor of the Proposed Transaction or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize Seller to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with the preceding paragraph) (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing, (x) Seller’s Board of Directors may withdraw or modify its recommendation, or recommend a Takeover Proposal, if such Board determines in good faith, after reviewing applicable provisions of state Law and after consulting with and receiving advice from outside counsel, that the failure to make such withdrawal, modification or recommendation would constitute a breach by Seller’s board of directors of its fiduciary duties to Seller’s stockholders under the Delaware General Corporation Law and (y) if Seller’s Board of Directors receives an unsolicited, bona fide written Takeover Proposal that was made after the date hereof and before the date 14 days after the first public announcement of the Proposed Transaction (but in no event after obtaining the approval of Seller’s stockholders of the Proposed Transaction) in circumstances not involving a breach of this letter of intent, the Definitive Documents (if any are entered into) or any standstill or similar agreement and that such Board determines in good faith constitutes a Superior Proposal, Seller’s board of directors may, in response to such Superior Proposal and within 48 hours after the expiration of the three business day period described below, enter into a definitive agreement with respect to such Superior Proposal but only if Seller shall have concurrently with entering into such definitive agreement terminated this letter of intent or the Definitive Documents (if any) and prior thereto or concurrently therewith paid the termination fee required pursuant to paragraph 5(c) and the expenses required pursuant to paragraph 5(d) and repaid all outstanding Bridge Loans, but in any event only after the third business day following Buyer’s receipt of written notice (the “Notice”) from Seller advising Buyer that the Seller’s board of directors is prepared to enter into a definitive agreement with respect to such Superior Proposal and terminate this letter of intent or the Definitive Documents (if any), and only if, during such three business day period, Seller and its representatives shall have negotiated in good faith with Buyer to make such adjustments in the terms of Proposed Transaction as would enable Buyer to proceed with the Proposed Transaction on such adjusted terms and, at the end of such three business day period, after taking into account any such adjusted terms as may have been proposed by Parent since its receipt of such Notice, the Seller’s board of directors has again in good faith made the determination referred to above in this clause (y).

(c)    Except to the extent provided in this paragraph 5(c) and (d), each party will be responsible for the payment of its respective professional services expenses, including lawyers and accountants fees and expenses, incurred in connection with this letter of intent and the Proposed Transaction, including in the event that definitive documentation for the Proposed Transaction is not executed. If the Proposed Transaction is not completed, then in order to compensate JMI and Buyer for lost opportunities, time and resources, Seller shall pay JMI Management, Inc. a termination fee of $500,000 in the following circumstances:

(i)    Prior to the execution of the Definitive Documents, the termination fee will become payable if and only if Seller receives a Takeover Proposal and does not reject such proposal within five (5) calendar days after the receipt thereof.

(ii)   If the Definitive Documents for the Proposed Transaction are executed and after the date hereof Seller receives a Takeover Proposal, the termination fee will become payable if the transaction contemplated by the Definitive Documents does not close for any reason other than a failure of Seller’s stockholders to approve the Proposed Transaction or a breach of the Definitive Documents by Buyer.

Axeda Systems Inc.
June 29, 2005

(d)    In addition, if this letter of intent or the Definitive Documents are terminated for any reason, Seller will also reimburse Buyer and JMI Management, Inc. with respect to the reasonable fees and expenses for legal, accounting and financial advisory services that it shall have incurred prior to the termination of this letter of intent or the Definitive Documents, as the case may be.

6.    Interim Financing Matters

JMI and Buyer would be willing to make up to an aggregate principal amount of $1,500,000 of loans (the “Bridge Loans”) available to Seller to fund expenditures of Seller directly attributable to the operation of the Business in the ordinary course as follows:

(a)   Upon the entry into this letter of intent, Buyer would commit to make Bridge Loans available to Seller (i) on or before July 1, 2005 of up to $250,000 and (ii) or before July 31, 2005 of up to $350,000, in immediately available funds, which Bridge Loan would:

•
be immediately due and payable on, and as a condition precedent to, the termination of this letter of intent, Seller entering into a letter of intent or definitive agreement relating to a competing transaction or Seller taking any action adverse to the Proposed Transaction,

•	be senior to all other indebtedness of Seller,
•	be secured by all the Assets, and
•
be conditioned on Seller obtaining and delivering to Buyer all third party consents necessary for Seller to enter into and perform the definitive documents relating to these Bridge Loans and permit these Bridge Loans to be made (including any required from Laurus Master Fund, Ltd., Special Situations Private Equity Fund, L.P. and their affiliates and associates).

(b)   The Definitive Documents will provide for Buyer to commit to make additional Bridge Loans available to Seller between signing and closing of up to an additional aggregate principal amount of $900,000, which Bridge Loans would:

•
be made in increments based on requests by Seller provided that (1) Buyer will have five days to fund the request and (2) Seller will not make funding requests sooner than 15 days following the date of funding any prior loan increment. Notwithstanding the foregoing, Buyer shall not be required to loan any increment on or after the Maturity Date (as defined below) or if Seller has given a notice of receipt of a Takeover Proposal and it has not given notice that Seller has rejected the Takeover Proposal,

•
be made only if, at the time each tranche is to be advanced, the representations and warranties set forth in the Definitive Documents are accurate and Seller has performed all covenants set forth in the Definitive Documents required to be performed at or before that time,

•	be pari passu with any indebtedness currently owed to Laurus Master Fund, Ltd. and its affiliates and associates, and senior to all other indebtedness of Seller,

Axeda Systems Inc.
June 29, 2005

•
be secured by a second priority lien against all the Assets (second in priority only to the liens currently securing indebtedness currently owed to Laurus Master Fund, Ltd. and its affiliates and associates), and

•
be conditioned on Seller obtaining and delivering to Buyer all third party consents necessary for Seller to enter into and perform the definitive documents relating to the Bridge Loans and permit the Bridge Loans to be made (including those required from Laurus Master Fund, Ltd., Special Situations Private Equity Fund, L.P. and their affiliates and associates).

(c)    All Bridge Loans would also have the following principal terms and conditions, among others:

•	bear interest at the rate of 7% per annum,
•
be immediately due and payable upon the earliest to occur of (a) October 31, 2005, (b) the date on which this letter of intent or definitive acquisition agreement for the Proposed Transaction is terminated (the date any termination fee becomes due being deemed a termination thereof even if no formal written termination notice has been given) (the earlier of (a) or (b) being herein, the “Maturity Date”), or (c) the closing date of the Proposed Transaction.

•	Promptly following Seller’s execution of this letter of intent, Buyer will begin preparing the definitive documents for implementing the Bridge Loans.

7.    Non-Solicitation and Exclusive Negotiations

In consideration of the substantial time, effort, and expense to be expended by Buyer in the course of its due diligence investigation, for a period of 45 days following the effective date of this letter of intent, Seller and its officers, directors, financial advisors, attorneys, representatives and other advisors and agents (collectively, “representatives”) (i) will negotiate exclusively with Buyer with respect to any transaction relating to the sale of the Business; (ii) will not, directly or indirectly, solicit, entertain, or encourage offers from, negotiate with, or in any manner encourage, discuss, accept, or consider any proposal of, or enter into any agreement with, any other person relating to the purchase or sale of Seller or the Business (in whole or in part), whether through direct purchase of shares or assets, merger, consolidation, or other business combination (other than sales of inventory in the ordinary course of business), and (iii) will not, directly or indirectly, furnish non-public information about Seller or the Business to any other person in connection with any such proposal. Seller will promptly inform Buyer of any such inquiries or proposals and provide Buyer with copies of all related documentation. Upon Seller’s execution of this letter of intent, Seller will terminate any negotiations, discussions or understandings it may currently have with respect to a transaction that would be inconsistent with the transactions contemplated by this letter of intent.

8.    Conduct of Business

Following the date hereof and through the closing of the Proposed Transaction, Seller will operate the Business only in the ordinary course consistent with past practices, including with respect to the collection of accounts receivable, payment of accounts payable and other expenses, accounting practices (particularly with respect to revenue and expense recognition methods), and the maintenance of its relationships with employees, sales representatives, customers, and suppliers. All cash collected by Seller from accounts receivable reflected on the Balance Sheet or generated by the Business after May 31, 2005 shall be used by Seller to pay the accounts payable, operating expenses and other liabilities directly related to the Business. Seller will not enter into any transaction other than in the ordinary course of business consistent with past practices, or any transaction that is not at arm’s length with affiliated persons or entities. In addition, Seller will (a) provide Buyer with monthly financial statements, (b) maintain the overall marketing effort of the Business at levels consistent with its past practices and in accordance with its plans for the rest of the calendar year, (c) continue to offer its products at prices and upon terms and conditions similar to those currently being offered, and (d) continue to spend monies to create new versions of products in the ordinary course of business.

Axeda Systems Inc.
June 29, 2005

9.    Access

Seller will provide Buyer with full and complete access at all reasonable times and upon reasonable prior notice to all of its representatives and to its facilities, books, and records (including marketing statistics) and will cause its representatives to cooperate fully with Buyer and Buyer’s representatives in connection with Buyer’s due diligence review of Seller, the Assets and the Business.

10.   Miscellaneous

(a)  This letter of intent shall become effective as of the date of receipt by Buyer of a duly-signed counterpart of this letter from Seller. This letter of intent shall be construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof.

(b)  Each of the parties will bear its own expenses in connection with the evaluation, negotiation and consummation of the Proposed Transaction.

(c)  This letter of intent is not a binding agreement of the parties nor does it describe all matters on which agreement must be reached for the Proposed Transaction to be consummated. Any agreement relating to the Proposed Transaction will only become binding upon the execution of the Definitive Documents. Notwithstanding anything contained herein to the contrary, the parties agree to be bound by paragraphs 5(b), 5(c), 5(d), 6(a), 6(c), 7, 8, 9 and 10 upon execution of this letter.

(d)  Neither party shall, without the prior written consent of the other party, disclose to any third party the existence of this letter of intent, the identity of Buyer or Seller or the transactions contemplated by this letter of intent, except as required by law or by any applicable listing agreement with a national securities exchange or market as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).
________________________

This letter merely states the intentions of the parties and does not create any legal obligations, except for the provisions of paragraphs 5(b), 5(c), 5(d), 6(a), 6(c), 7, 8, 9 and 10 hereof. The proposal made in this letter of intent will be terminated without further notice unless it is accepted,

Axeda Systems Inc.
June 29, 2005

signed and returned to JMI by not later than noon, EST, on June 29, 2005. If the foregoing correctly sets forth the understanding and intentions of Seller, please acknowledge your agreement by signing and returning a duplicate of this letter to Bradford D. Woloson of JMI at 1119 St. Paul Street, Baltimore, MD 21202, Fax: (410) 385-2641. We look forward to working with you on this matter.

Very truly yours,

By:  /s/ Bradford Woloson
Bradford D. Woloson
General Partner

Accepted and Agreed to by Axeda Systems Inc.,
on behalf of itself and its subsidiaries:

AXEDA SYSTEMS INC.

By:   /s/ Bruce J. Ryan
Bruce J. Ryan
Board Member
Chair of the Special Committee

Date:  June 29, 2005

Axeda Systems Inc.
June 29, 2005

Exhibit A

Axeda Systems Inc.
June 29, 2005

Exhibit A - cont.